JUPITER ENTERPRISES, INC.
                                         (A development stage enterprise)
                          Notes to Unaudited Financial Statements
                                                              September 30, 2000
--------------------------------------------------------------------------------
The accompanying unaudited interim financial statements include all adjustments which in the opinion of management are necessary in order to make the accompanying financial statements not misleading, and are of a normal recurring nature. However, the accompanying unaudited financial statements do not include all of the information and footnotes necessary for a complete presentation of financial position, results of opertations, cash flows and stockholders' equity in conformity with generally accepted accounting principles.
Except as disclosed herein, there has been no material change in the information disclosed in the notes to the financial statements included in the Company's Form 10-SB as of the year ended March 31, 2000.
Operating results for the six months ended September 30, 2000, are not necessarily indicative of the results that can be expected for the year ended March 31, 2001.

Note 1 - Capital stock:
Since its inception, the Company has issued shares of its common stock as follows:

                                                                                          Price Per
          Date      Description                             Shares           Share   Amount
          ------------------------------------------------------------------------------------------------
          3/30/99 Shares issued for cash              2,000,000   $0.005      $10,000
          5/27/99 Shares issued for cash                 840,000     0.030        25,200
          6/20/00 Shares issued for cash                 202,000     0.030          6,060
                                                                      ---------------                    ---------------
                            Cumulative total                  3,042,000                     41,260

The Company's articles of incorporation also authorize it to issue preferred stock in one or more series and in such amounts as may be determined by the Board of Directors. At September 30, 2000, no preferred stock series had been created.

Note 2 - Related party transactions:
The Company paid an officer and a former director of the company $965 during the six months ended September 30, 2000 (unaudited), in professional fees for legal services.

Amounts due to directors of the company totaled $213 for the six months ended September 30, 2000 (unaudited).

Note 3 - Federal income tax:
The Company follows Statement of Financial Accounting Standards
Number 109 (SFAS 109), Accounting for Income Taxes. Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carryforwards.
No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carryforward has been recognized, as it is not deemed likely to be realized.
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
                                       JUPITER ENTERPRISES, INC.
                                         (A development stage enterprise)
                          Notes to Unaudited Financial Statements
                                                              September 30, 2000
--------------------------------------------------------------------------------
The provision for refundable Federal income tax consists of the following:

                                                                                          September 30,
                                                                                                         2000
                                                                                              (Unaudited)
                                                                                          ------------------
          Refundable Federal income tax attributable to:
             Current operations                                                  $(7,900)
             Change in deferred tax amounts                                7,900
                                                                                          ------------------
               Net refundable amount                                                   -
                                                                                          ------------------

The cumulative tax effect at the expected rate of 34% of significant items comprising the Company's net deferred tax amounts as of September 30, 2000:

                                                                                          September 30,
                                                                                                         2000
                                                                                              (Unaudited)
                                                                                          ------------------
          Deferred tax asset attributable to:
             Net operating loss carryover                                   $(11,300)
             Less, Valuation allowance                                          11,300
                                                                                          ------------------
               Net deferred tax asset                                                        -
                                                                                          ------------------

At March 31, 2000, the Company had unused net operating loss carryovers which may be used to offset future taxable income and which expire as follows:

          Expires                                                                                   Amount
          ------------------------------------------------------------          ------------------
               March 31, 2014                                                                $ 1,874
               March 31, 2015                                                                   8,400
                                                                                                ------------------
                    Total net operating loss carryover                              $10,274

</TABLE

Note 4 - Website development costs in progress:
In March 2000, the Emerging Issues Task Force reached a consensus on Issue No. 00-2, Accounting for Website Development
Costs, ("EITF Issue No. 00-2") to be applicable to all website development costs incurred for the quarter beginning after June 30, 2000.
The consensus states that for specific website development costs, the accounting should be based generally on AICPA Statement of Position
98-1, Accounting for the Costs of Computer Software Developed or
Obtained for Internal Use. Under SOP 98-1, development costs are capitalized and amortized to income over the estimated useful life of the website.
The Company has elected to adopt EITF Issue No. 00-2 and SOP 98-1 retroactively to April 1, 2000.

The Company has incurred $1,000 in development costs through September 30, 2000, which have been capitalized; no amortization has been recorded, as the sites are incomplete. No costs had been incurred prior to April 1, 2000.

Note 5 - Uncertainty, going concern:
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
                                       JUPITER ENTERPRISES, INC.
                                         (A development stage enterprise)
                          Notes to Unaudited Financial Statements
                                                              September 30, 2000
--------------------------------------------------------------------------------

At September 30, 2000, the Company was not currently engaged in a business and had suffered losses from development stage activities to date. Although management is currently attempting to implement its business plan (see Note 1 above) and is seeking additional sources of equity or debt financing, there is no assurance these activities will be successful. Accordingly, the Company must rely on its officers and directors to perform essential functions without compensation until a business operation can be commenced.
These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
